As filed with the Securities and Exchange Commission on February 14, 2018

Registration No. 333- 222961

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COLLECTORS UNIVERSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0846191
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1610 East Andrews Place, Suite 150, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

COLLECTORS UNIVERSE, INC.
2017 EQUITY INCENTIVE PLAN

(Full title of the plan)

Joseph J. Orlando, Chief Executive Officer

Collectors Universe, Inc.

1610 East Andrews Place, Suite 150, Santa Ana, California 92705

(Name and address of agent for service)

(949) 567-1234

(Telephone number, including area code, of agent for service)

Copy to:

Ben A. Frydman, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 9, 2018, Collectors Universe, Inc. (the "Company") filed this Registration Statement on Form S-8 with the Securities and Exchange Commission. The Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm, included as Exhibit 23.1 to that Registration Statement, erroneously stated that the Company's Annual Report on Form 10-K was for the year ended December 31, 2017. In fact, that Annual Report was for the Company's fiscal year ended June 30, 2017. The Company is filing this Post-Effective Amendment No. 1 to Form S-8 solely to provide the Consent of Grant Thornton LLP which states that the Company's Annual Report on Form 10-K was for the year ended June 30, 2017.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 8.     Exhibits.

Exhibit No.	Description of Exhibit

3.2

Amended and Restated Certificate of Incorporation.  Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-3 (File No. 333-122129), filed with the Commission on January 19, 2005.

3.2.1

Certificate of Amendment to Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.2.1 to the Company’s Registration Statement on Form S-3 (File No. 333-122129), filed with the Commission on January 19, 2005.

3.3.1

Second Amended and Restated Bylaws as adopted and effective February 27, 2015. Incorporated by reference to Exhibit 3.3A to the Company’s Current Report on Form 8-K filed with the Commission on March 4, 2015.

5.1*	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1**	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (contained in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the Signature Page of the Registration Statement).

99.1	The Collectors Universe, Inc. 2017 Equity Incentive Plan. Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on October 26, 2017.

*	Previously filed.

**	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on
February 14, 2018.

COLLECTORS UNIVERSE, INC.

By:	/s/ JOSEPH J. ORLANDO
Joseph J. Orlando, Chief Executive Officer

In reliance upon Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to this Registration Statement.

S-1

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.2

Amended and Restated Certificate of Incorporation.  Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-3 (File No. 333-122129), filed with the Commission on January 19, 2005.

3.2.1

Certificate of Amendment to Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.2.1 to the Company’s Registration Statement on Form S-3 (File No. 333-122129), filed with the
Commission on January 19, 2005.

3.3.1

Second Amended and Restated Bylaws as adopted and effective February 27, 2015. Incorporated by reference to Exhibit 3.3A to the Company’s Current Report on Form 8-K filed with the Commission on March 4, 2015.

5.1*	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1**	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (contained in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on the Signature Page of the Registration Statement).

99.1	The Collectors Universe, Inc. 2017 Equity Incentive Plan. Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on October 26, 2017.

*	Previously filed.

**	Filed herewith.

E-1